UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

AMERICAN GENERAL FINANCE, INC.
(Exact name of registrant as specified in its charter)

Indiana	2-82985	35-1313922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 N.W. Second Street Evansville, Indiana 47708
(Address of principal executive offices)

Registrant’s telephone number, including area code: (812) 424-8031

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated With Exit or Disposal Activities.

Due to economic conditions, we have re-evaluated our branch business segment. Based upon this review, we announced on November 5, 2008 that we will consolidate certain branch operations and close 178 branch offices throughout the United States during fourth quarter 2008, including all branch offices in the following states: Connecticut, Maine, Massachusetts, New Hampshire, and Rhode Island. All customers of these closed branch offices will be serviced by our other local or regional branch offices. As a result of the branch office closings, the number of employees of the branch business segment will be reduced by approximately 380.

As a result of the decision described above, we expect to incur a pre-tax charge in the fourth quarter of 2008 of approximately $13 million, the primary components of which are $6 million in lease termination costs, $4 million in fixed asset disposals, and $3 million in employee severance and outplacement services. We do not anticipate any additional future cash expenditures as a result of the actions described above.

CAUTIONARY STATEMENT

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and our past and future reports and other information that we file with the Securities and Exchange Commission for a description of the business environment in which we operate and the important factors, many of which are outside of our control, which could cause our actual results and financial condition to differ, possibly materially, from those indicated in forward-looking statements.  We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN GENERAL FINANCE, INC.
(Registrant)

Date: November 12, 2008	By: /s/ Donald R. Breivogel, Jr.
Donald R. Breivogel, Jr. Senior Vice President and Chief Financial Officer